Exhibit 99.6

AMENDMENT NO. 5

TO THE

WOODWARD GOVERNOR COMPANY RETIREMENT SAVINGS PLAN

The Woodward Governor Company Retirement Savings Plan (As Amended and Restated Effective as of January 1, 2008), as heretofore amended (the “Plan”), is hereby amended, effective as of January 1, 2010 (except as otherwise provided herein), as follows:

1. By substituting references to Section “5.5” for references to Section “5.4” every instance references to “5.4” appear in Sections 2.1(b)(i), 5.2 and 10.5 of the Plan, in the definition of “Roth Contributions” under Article XVI of the Plan, and in Sections A-1 and A-4.2 of Appendix A to the Plan.

2. By adding to the Plan, immediately after Supplement A thereto, a new Supplement B to the Plan, as set forth in Exhibit I hereto.

3. Except as set forth herein, the Plan shall remain in full force and effect.

Executed as of the 1 day of December, 2010.

WOODWARD GOVERNOR COMPANY

By:	/s/ Rick W. Holm
Corporate Director, Global HR Support Services and Risk Management

EXHIBIT I

SUPPLEMENT B

PROVISIONS APPLICABLE TO

EMPLOYEES OF WOODWARD MPC, INC.

Section B-1 Application. The provisions of this Supplement B shall apply, effective January 1, 2010 (unless otherwise provided), with respect to employees or former employees of MPC Products Corporation (also known as Woodward MPC, Inc.) (“MPC”), who became Participants in the Plan on or after January 1, 2010, including participants and former participants under the MPC Products Corporation Performance Incentive Plan (the “MPC Plan”) whose account balances thereunder were transferred to the Plan in connection with the merger of the MPC Plan with and into this Plan on January 1, 2010 (an “MPC Participant” or the “MPC Participants”). Except as otherwise provided in this Supplement B, all provisions of the Plan shall apply to MPC Participants effective January 1, 2010. Unless the context otherwise requires, the term “Company” shall include, in addition to Woodward Governor Company, Woodward MPC, Inc. for purposes of participation in, and eligibility for contributions under, the Plan.

Section B-2 Worker Member. Notwithstanding any provision of Article XVI, the term “Worker Member” shall include on and after January 1, 2010, an employee of MPC.

Section B-3 Participation. Notwithstanding any provision of Section 3.1, for purposes of determining whether a Worker Member employed by MPC is eligible to participate on or after January 1, 2010 in various components of the Plan in accordance with Section 2.1, the Worker Member shall be credited with service for all periods of employment with MPC prior to January 1, 2010 to the extent he was credited with “eligibility service” under the MPC Plan. In no event, however, shall any MPC Participant be eligible for Grandfathered Contributions under Section 5.3 of the Plan. Additionally, an MPC Participant shall not be eligible for participation in the ESOP component of the Plan or in contributions under Sections 5.1, 5.2 and 5.5 for any Plan Year beginning before January 1, 2010.

Section B-4 Establishment of MPC Accounts.

(a) For accounting purposes, effective January 1, 2010, the Committee shall (i) establish and maintain for each MPC Participant the applicable separate Accounts described in subsection (b) below (collectively, the “MPC Accounts”), (ii) allocate among such Accounts the MPC Participant’s corresponding account balances that were transferred to the Plan from the MPC Plan (the “MPC Transfer Amount”), and (iii) thereafter credit or debit such Accounts with their allocable share of earnings and losses thereon, distributions therefrom, and expenses chargeable thereto. The MPC Accounts shall be invested in the Membership Investment Component in accordance with Article VIII of the Plan.

(b) The Committee shall establish for each MPC Participant as part of his Account the following MPC Accounts to the extent applicable:

(i) The MPC Deferral Contribution Account, to which the Committee shall allocate the portion of the MPC Transfer Amount, if any, attributable to deferral contributions and catch-up contributions, including earnings and losses thereon.

(ii) The MPC Matching Contribution Account, to which the Committee shall allocate the portion of the MPC Transfer Amount, if any, attributable to employer matching contributions, including earnings and losses thereon.

(iii) The MPC Safe Harbor Contribution Account, to which the Committee shall allocate the portion of the MPC Transfer Amount, if any, attributable to safe harbor nonelective employer contributions, including earnings and losses thereon.

(iv) The MPC Discretionary Contribution Account, to which the Committee shall allocate the portion of the MPC Transfer Amount, if any, attributable to discretionary nonelective employer contributions, including earnings and losses thereon.

(v) The MPC Money Purchase Account, to which the Committee shall allocate the portion of the MPC Transfer Amount, if any, attributable to the frozen money purchase account that was maintained for the MPC Participant under the MPC Plan.

(vi) The MPC Rollover Contribution Account, to which the Committee shall allocate the portion of the MPC Transfer Amount, if any, attributable to rollover contributions, including earnings and losses thereon.

Section B-5 Pre-Termination Withdrawals. Notwithstanding the provisions of Section 11.1 of the Plan, an MPC Participant may, before his termination of employment, elect to withdraw in a lump sum cash payment all or any portion of the value of his MPC Accounts in accordance with the following provisions of this Section B-5:

(a) An MPC Participant may withdraw all or any portion of his MPC Accounts on or after the date on which the MPC Participant attains his “normal retirement age,” which, solely for purposes of withdrawals or distributions from the MPC Accounts, shall mean the age of 59-1/2. Any withdrawal from an MPC Participant’s MPC Money Purchase Account, however, shall be made in accordance with the provisions of Section B-6 of this Supplement.

(b) An MPC Participant may withdraw all or any portion of his MPC Deferral Contribution Account (excluding earnings accrued after 1988) to the extent necessary to meet a Hardship, in accordance with and subject to Sections 11.1 and 11.2.

(c) An MPC Participant who is credited with at least seven (7) Years of Service (including “years of vesting service” credited under the MPC Plan) and has been a Participant in the Plan (including the period of participation in the MPC Plan) for at least sixty (60) months, may withdraw all or any portion of his

MPC Matching Contribution Account and MPC Discretionary Contribution Account; provided, however, that only one such withdrawal may be made during any Plan Year.

(d) An MPC Participant may withdraw all or any portion of his MPC Rollover Contribution Account at any time.

Section B-6 Joint and Survivor Annuity Requirements.

(a) Applicability. The provisions of this Section B-6 shall apply only to an MPC Participant’s MPC Money Purchase Accounts. With respect to the MPC Money Purchase Accounts (as adjusted for any subsequent earnings or losses), the provisions of this Section B-6 shall override any conflicting provision in the Plan.

(b) General Rules.

(i) Unless an MPC Participant elects, pursuant to a Qualified Election made within the one hundred eighty (180) day period ending on the date distribution or withdrawal would otherwise be made or commence, to have the amount of withdrawal or distribution from his MPC Money Purchase Account paid in a form of benefit available under Section B.5 or Section 12.4, as the case may be, the balance of the MPC Participant’s MPC Money Purchase Account to be withdrawn or distributed shall be paid to the MPC Participant in the form of a Qualified Joint and Survivor Annuity.

(ii) Unless an MPC Participant elects, pursuant to a Qualified Election made within the Election Period, to have the balance of his MPC Money Purchase Account paid in a form of benefit available under Section 12.4 of the Plan, if the MPC Participant dies before benefits have commenced, the MPC Participant’s balance in his MPC Money Purchase Account shall be applied toward the purchase of a Qualified Preretirement Survivor Annuity for the life of the Surviving Spouse, if any.

(iii) Notwithstanding the foregoing general rules, if on the Distribution Date the MPC Participant’s total vested Account balance (excluding Rollover Contributions) does not exceed $5,000, the balance in the MPC Money Purchase Account shall be distributed to or on behalf of the MPC Participant (or his Beneficiary in the event of the MPC Participant’s death) in accordance with Section 12.4(b).

(iv) To the extent any loan under Section 11.3 would be secured by any portion of the MPC Participant’s Money Purchase Account, such loan may not be made without the prior written consent of the MPC Participant’s Spouse on the date on which the loan becomes so secured. The consent which shall be irrevocable, must be made within 180 days before the loan is so secured, must acknowledge the financial effect of the loan and must be witnessed by the Plan Administrator or a notary public.

(v) Each MPC Participant shall be provided with a written explanation of (A) the terms and conditions of the Qualified Joint and Survivor Annuity, (B) the MPC Participant’s right to make, and the effect of, an election not to take a Qualified Joint and Survivor Annuity, (C) the rights of the MPC Participant’s Spouse with regard to such Spouse’s required consent to the MPC Participant’s waiver of the Qualified Joint and Survivor Annuity, and (D) the MPC Participant’s right to make, and the effect of, a revocation of an election to waive, the Qualified Joint and Survivor Annuity. This explanation shall be provided to the MPC Participant no less than thirty (30) and no more than 180 days before the date distribution or withdrawal would otherwise be made or commenced (and consistent with such regulations as the Secretary of the Treasury may prescribe). The written explanation shall include an explanation of the eligibility conditions, other material features and relative values of the optional forms of benefits under the Plan, a general explanation of the relative financial effect on the MPC Participant’s benefit of the waiver of the Qualified Joint and Survivor Annuity and an explanation of the right to defer receipt of the MPC Participant’s benefit until his normal retirement age, and the consequences of failing to defer such receipt. Notwithstanding the foregoing, such explanation may be provided no less than seven (7) days before the date distribution or withdrawal would otherwise be made or commenced if the MPC Participant (and the MPC Participant’s Spouse unless the benefit is paid in the form of a Qualified Joint and Survivor Annuity) consents to a waiver of the 30-day notice period.

(vi) Each married MPC Participant shall be provided with a written explanation of the Qualified Preretirement Survivor Annuity, within the following period which ends last: (A) the period beginning on the first day of the Plan Year in which the MPC Participant attains age 32 and ending on the last day of the Plan Year in which the MPC Participant attains age 34; or (B) a reasonable period after the MPC Participant becomes a Participant. A reasonable period described in clause (B) is the period beginning one year before and ending one year after the event. If the MPC Participant separates from service before attaining age 35, clauses (A) and (B) do not apply and the Committee must provide the written explanation within the period beginning one year before and ending one year after the severance from service. The written explanation must describe, in a manner consistent with Treasury Regulations, the terms and conditions of the Qualified Pre-Retirement Survivor Annuity.

(c) Definitions. The following terms shall have the following meanings for purposes of this Section B-6:

(i) Election Period means the period beginning on the first day of the Plan Year in which the MPC Participant attains age 35 and ends on the date of the MPC Participant’s death. If an MPC Participant separates from service before the first day of the Plan Year in which he or she attains age 35, with respect to the MPC Money Purchase Account as of the date of separation, the Election Period shall begin on the date of separation. An MPC Participant whose employment has not terminated may elect to waive the Qualified Preretirement Survivor Annuity prior to the Plan Year in which he attains age 35, provided that any such waiver shall cease to be effective as of the first day of the Plan Year in which the MPC Participant attains age 35.

(ii) Qualified Election means a waiver of a Qualified Joint and Survivor Annuity or a Qualified Preretirement Survivor Annuity, as such waiver is further described in this subsection (c)(ii). The Qualified Election must be executed in writing, with the written consent of the MPC Participant’s Spouse. The Spouse’s consent must be witnessed by the Plan Administrator or notary public and must acknowledge the financial effect of the waiver. If the Qualified Election designates a non-Spouse Beneficiary or a specific form of payment, the Spouse’s consent must also acknowledge the non-Spouse Beneficiary or Beneficiaries and the specific form of payment, as applicable. Any consent necessary under this provision will be valid only with respect to the Spouse who signs the consent or is deemed to have signed the consent. Any subsequent change to the Qualified Election requires a new consent by the MPC Participant’s Spouse, unless the Spouse in writing acknowledges the Spouse’s right to limit the consent to a specific designation of a payment form and/or specific Beneficiary and affirmatively waives that right. Additionally, a revocation of a prior waiver may be made by an MPC Participant without the consent of the Spouse at any time before the commencement of benefits. The number of revocations shall not be limited. The Spouse’s consent to a waiver is irrevocable, unless the MPC Participant revokes the waiver election. Notwithstanding this consent requirement, if the MPC Participant establishes to the satisfaction of the Plan Administrator that such written consent cannot be obtained because there is no Spouse, the Spouse cannot be located, the MPC Participant is legally separated from, or has been abandoned by, the Spouse (within the meaning of local law) and the MPC Participant has a court order to that effect, or because of such other circumstances as the Secretary of the Treasury may prescribe in regulations, a waiver will be deemed a Qualified Election.

(iii) Qualified Joint and Survivor Annuity means, with respect to a married MPC Participant, an immediate annuity that can purchased with the balance of the MPC Participant’s MPC Money Purchase Account to be withdrawn or distributed and that would be payable over the joint life expectancies of the MPC Participant and the Spouse, with a survivor annuity payable for the life of the Spouse in an amount equal to fifty percent (50%), or such greater percentage as elected by the MPC Participant but not more than one hundred percent (100%), of the amount payable during the MPC Participant’s lifetime. With respect to an unmarried MPC Participant, a Qualified Joint and Survivor Annuity means an annuity for the life of the MPC Participant that can be purchased with the balance of the MPC Participant’s MPC Money Purchase Account to be withdrawn or distributed.

(iv) Qualified Preretirement Survivor Annuity means an annuity, payable for the life of the Surviving Spouse that can be purchased with the balance of the MPC Participant’s MPC Money Purchase Account. Payment of the Qualified Preretirement Survivor Annuity shall commence as soon as practicable after the Surviving Spouse’s request for distribution, but in no event later than December 31 of the calendar year beginning after the later of the date of the MPC Participant’s death or the date the MPC Participant would have attained age 70-1/2. Notwithstanding the foregoing, the Surviving Spouse may elect, in accordance with the procedures established by the Committee and in lieu of the Qualified Preretirement Survivor Annuity, to have the balance of the MPC Money Purchase Account paid in one of the forms of benefit available under the Plan under Section 12.4 (subject to Section 12.4(b) and Section 12.3(c)).

(v) Spouse (or Surviving Spouse) means the spouse or surviving spouse of the MPC Participant, provided that a former Spouse will be treated as the Spouse or Surviving Spouse to the extent required under a “qualified domestic relations order” as described in Section 414(p) of the Code.